Exhibit 11.1

WIPRO’S CODE OF CONDUCT TO REGULATE, MONITOR AND REPORT TRADING BY DESIGNATED PERSONS AND THEIR IMMEDIATE RELATIVES

A. OBJECTIVE AND APPLICABILITY

Insider Trading is prohibited by both Law as well as by Wipro Limited’s (hereinafter to as the “Company”) internal policy. Insider Trading generally involves the act of subscribing or buying or selling or dealing of the Company’s Securities, when in the possession of any Unpublished Price Sensitive Information (hereinafter referred to as “UPSI”) about the Company. It also involves disclosing or procuring any UPSI about the Company to/from others who could subscribe or buy or sell or deal in the Company’s Securities. Insider Trading invokes severe civil and criminal penalties not only on the Insider but also on the Company in certain circumstances under Securities Statutes of the United States of America as well as the regulations issued in India under the Securities and Exchange Board of India (Prohibition of Insider Trading) Regulations, 2015.

This Code is also subject to SEC regulations wherever applicable in addition to the SEBI Regulations.

The Company’s Code of Conduct to Regulate, Monitor and Report Trading by Designated Persons of the Company and their Immediate Relatives (hereinafter referred to as the “Code”) aims to provide an understanding of not only the Law but also of the Company’s Code. Designated Persons and their Immediate Relatives shall be governed by the Code for dealing in Securities of the Company. Greater onus is put on the conduct of employees who have exposure to UPSI related to financials in course of their jobs.

The Code also lays down the guidelines, policies and procedures to be followed by Wipro, its Designated Persons and their Immediate Relatives as to prevent violation of the Law on Insider Trading by these persons.

This Code also provides procedures to be followed for transactions involving the Securities of the Company in the form of American Depository Shares (ADS/ADSs) issued under the stock option plan of the Company. This amendment also provides an overview of the Company’s duties with respect to Securities Exchange Commission disclosure rules mandated by Regulation Fair Disclosure (Regulation FD).

The purpose of this Code is to comply with SEBI (Prohibition of Insider Trading) Regulations, 2015 (“Regulations”) as amended from time to time.

B. DEFINITIONS RELEVANT TO THE CODE

The definition of the terms referred to in this Code is attached as “Annexure A”.

C. COMPANY'S STATEMENT OF POLICY FOR PREVENTION OF INSIDER TRADING

Consistent with being a Company committed to good Corporate Governance and in compliance with applicable Law, the Company hereby issues the following general and specific policies for prevention of Insider Trading.

A. GENERAL POLICIES

A1. Prohibition of Insider Trading

The Company hereby STRICTLY PROHIBITS any action that constitutes “Insider Trading”:

A2. Appointment of a Compliance Officer

The Board of Directors of the Company hereby appoints Chief Financial Officer of the Company as the Compliance Officer of the Company who shall be responsible for;

i.
Setting forth policies, procedures and maintenance of records for prevention of Insider Trading;
ii.
Monitoring adherence to the rules for the preservation of UPSI;
iii.
Pre-clearance of trades by Designated Persons and their Immediate Relatives;
iv.
Monitoring of trades by Designated Persons and their Immediate Relatives;
v.
Implementation of the Code under the overall supervision of the Board of Directors;
vi.
Creating awareness for prevention of Insider Trading

vii.
Assisting the employees in addressing any clarifications regarding the law on Insider Trading or the Code;
viii.
Provide report to Chairman of Audit Committee on a quarterly basis.
ix.
Maintaining digital database as required under the Regulations for a period of not less than 8 years after completion of the relevant transactions and in the event of receipt of any information from SEBI regarding an investigation or enforcement proceedings by SEBI, the information in Digital Database shall be preserved till completion of such proceedings.
x.
Implementing internal controls to prevent insider trading as determined by the Board of Directors of the Company.
xi.
Identification of information/event which would qualify as “legitimate purpose” and setting forth the procedures to share UPSI to any person for legitimate purposes, performance of duties or discharge of legal obligations.
xii.
Implementing a process to identify how and when people are brought ‘inside’ on price sensitive transactions, communicating duties and responsibilities in handling such UPSI, and the liability attached to misuse or unwarranted use of such information.
xiii.
Any other duties and responsibilities as may be prescribed under the Regulations, from time to time;

A3. Constitution of an Insider Trading Compliance Committee

1.
The Board of Directors of the Company hereby constitutes an “Insider Trading Compliance Committee” of the Company to oversee implementation of the Code and take necessary actions that may be required to comply with the Regulations.

2.
The Insider Trading Compliance Committee shall comprise the following members or such other members as the Board of Directors of the Company may nominate from time to time.
a.
Chairperson of the Audit Committee
b.
Chief Financial Officer of the Company

B. RESTRICTIONS ON COMMUNICATION AND TRADING BY INSIDERS

B1. Communication or procurement of UPSI

1.
Insiders who are in possession of UPSI shall handle such UPSI with care and deal with the UPSI strictly on a “need-to-know basis”.
2.
No Insider shall seek, communicate, provide or allow access to “UPSI of the Company to any person including other Insiders except in furtherance of legitimate purposes, performance of duties and discharge of legal obligations.
3.
UPSI shall be disclosed only to those within the Company whose possession of such information will not give rise to a conflict of interest or misuse of information.
4.
Insiders shall not induce or procure UPSI except in furtherance for legitimate purposes, performance of duties or discharge of legal obligations.
5.
Insiders shall take utmost care while handling UPSI. Confidentiality of UPSI must be maintained always under all circumstances.
6.
UPSI shall not be shared or discussed with anyone including any relative(s), friend(s) or outsiders, ex-colleagues, directly or indirectly through any means.
7.
Insiders shall not make any implicit communication that convey UPSI to securities analysts or investors or any other non UPSI holder in a selective manner.
8.
Insiders shall carefully handle UPSI documents while in public places.
9.
Insiders shall not pass on any UPSI to any person, directly or indirectly by way of making a recommendation for purchase or sale of the Securities.
10.
Insiders shall ensure that all computer files containing UPSI must have adequate security of ‘login’ and ‘password’, disclaimers or warnings etc.

B2. Trading when in possession of UPSI

1.
Trading in the Securities of the Company by Insiders when in possession of UPSI concerning the Company is STRICTLY PROHIBITED.

This would mean that if a person who has traded in Securities of the Company has been in possession of UPSI, his or her trades would be presumed to have been motivated by the knowledge and awareness of such information in his or her possession.

Exception: Trading when not in possession of UPSI or where both parties shared the same UPSI without being in breach of the Regulations and both parties made a conscious and informed trade decision or other conditions as may be applicable under the Regulations as provided below;

a.
Off-market inter-se transfer between Insiders who are in possession of same UPSI
b.
Transactions through block deal window mechanism between persons who are in possession of UPSI
c.
Transactions pursuant to a statutory or regulatory obligation to carry out a bona fide transaction.
d.
Transactions pursuant to exercise of stock options in respect of which the exercise price is pre-determined.
e.
In the case of non-individual Insiders – To establish that person taking trading decision does not possess or did not receive any UPSI when the decision to trade is taken.
f.
Trades effected pursuant to Trading Plan set up as per the Regulations.

2.
The above prohibition must be complied with even if the failure to trade in the Securities of the Company could result in an economic loss or the non-realization of anticipated profit by such Insider.

B3. Prohibition of certain Communications

1.
Insiders are STRICTLY PROHIBITED from counseling or disclosing or communicating (“tipping”) UPSI to any other person which enables such persons to use such information to his or her profit by trading in the Securities of the Company. If an Insider tips UPSI to someone (a tippee) who trades based on the information, then both, the Insider as well as the tippee is liable under the securities laws.
2.
Insiders are also STRICTLY PROHIBITED from counseling as well as expressing opinions or making any recommendations to any person on the Securities of the Company when in possession of any UPSI.
3.
Any UPSI relating to the Company is the property of the Company and the unauthorized disclosure or communication of such UPSI is STRICTLY PROHIBITED.
4.
Equally important, insider who has inside information must not permit his or her spouse or any member of his or her Immediately Relative who is either dependent financially on such insider or consults such Insider in taking decisions relating to trading in securities or anyone acting on the insider’s behalf or anyone to whom the insider has disclosed the information to deal in Securities of the Company.
5.
Designated Persons and their Immediate Relatives shall communicate to their Investment Managers/Advisors that any dealings in Securities of the Company either directly or through Portfolio Management Services shall be made only with prior information to and concurrence from concerned Designated Person and his or her Immediate Relatives so that breaches could be avoided/prevented and the Designated Person and his or her Immediate Relatives can comply with disclosure requirements.

B4. Individual and personal responsibility of Insiders for complying with the Law as well as the Code

Every Insider has the individual and personal responsibility for complying with the Law. The Code provides only the guidelines, and appropriate judgment should be exercised by Designated Persons and their Immediate Relatives in connection with any dealings in the Securities of the Company.

B5. Compliance to the Code of Practices and Procedures for Fair Disclosure of UPSI

The Company as well as all Insiders shall comply with the Code of Practices and Procedures for Fair Disclosure of UPSI attached hereto as “Annexure B.

B6. Compliance of the Confidentiality Policy

The Company as well as all Insiders shall comply with the Confidentiality Policy on UPSI of the Company attached hereto as “Annexure C”.

B7. Policy and Procedure for inquiry in case of leak or suspected leak of UPSI

The Company upon becoming aware of an incident involving a leak or suspected leak of UPSI, shall initiate appropriate inquiries as per the policy and procedure attached here to as

“Annexure D”.

C. TRADING PLAN

An Insider who may be perpetually in possession of UPSI is entitled to formulate a Trading Plan in line with Regulation 5 of SEBI (Prohibition of Insider Trading) Regulations, 2015 and present it to the Compliance Officer for review and approval.

The Compliance Officer shall review the Trading Plan to assess whether the plan would have any potential for violation of the Regulations and shall be entitled to seek such express undertakings as may be necessary to enable such assessment and to approve and monitor the implementation of the plan.

D. POTENTIAL CRIMINAL AND CIVILLIABILITY AND/OR DISCIPLINARY ACTION

D1. Criminal and Civil Liability for Insider Trading

Insider Trading attracts severe monetary penalties as well as imprisonment under various Laws. The Law authorizes both regulatory agencies as well as aggrieved third parties to proceed against the person violating Insider Trading Law by way of injunctive action, disgorgement of profits or losses avoided, nullification of the Dealings, etc. It will not make any difference if the Insider has not personally made any profit from the Insider Trading. Liability also extends to any person who trades on “tips” provided by or through an Insider, or who “tips” anyone else.

If any Insider who;

a)
Either on his own behalf or on behalf of any other person, deals in Securities of a body corporate listed on any stock exchange on the basis of any UPSI;
b)
Communicates any UPSI to any person with or without his request for such information except in furtherance of legitimate purposes, performance of duties and discharge of legal obligations;
c)
Counsels or procures for any other person to deal in any Securities of anybody corporate on the basis of UPSI,

shall be liable to a penalty of up to ₹ 25 Crores or three times the amount of profits made out of Insider Trading, whichever is higher. Insiders may also be liable for improper transactions by any person (commonly referred to as a "tippee") to whom they have disclosed non-public information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s Securities.

The consequences of Insider Trading violations can be severe under U.S. law. The Securities and Exchange Commission takes the position that these laws apply to all transactions in shares or options of companies listed for trading in the U.S. whether or not the actual trades take place in the U.S. This would mean that apart from a penal provision, it also has the power to order for imprisonment.

SEBI and SEC have imposed large penalties on violation of Insider Trading Regulations and even when the disclosing person did not profit from the trading. SEBI, Indian Stock Exchanges, SEC and the NYSE have extensive surveillance facilities that are used to monitor trading in Securities. If a Securities transaction becomes the subject of scrutiny, the transaction could be investigated. As a result, before engaging in any transaction, all Insiders covered by this policy should carefully consider how regulators and others might view the transaction in the event of the slightest suspicion.

In such cases, the Company is required to communicate names of Insiders violating the Code to SEBI who may also question such Insiders for those trades. Insiders shall be solely responsible for any such action taken by SEBI on those Insiders.

D2. Possible Disciplinary Actions

Designated Persons of the Company and its material subsidiaries, who violate this Code shall also (without prejudice to such action being taken against such Designated Persons by regulatory agencies or other third parties under Law) be subject to disciplinary action by the Company in accordance with the guidance provided under the Sanctions Framework adopted by the Board of Directors and as may be determined by the Insider Trading Compliance Committee from time to time. Such action may include monetary penalties, wage freeze, suspension, ineligibility for future participation in the Company’s stock option plans, recovery, and/or termination of employment. Any amount collected in accordance with the guidance provided under the Sanctions Framework shall be remitted to SEBI for credit to the Investor Protection and Education Fund administered by SEBI under the Act.

D3. Company’s obligation to report violations

In case it is observed by the Company/Compliance Officer that there has been a violation of SEBI (Prohibition of Insider Trading) Regulations, 2015, the Company shall promptly inform the Indian Stock Exchanges/SEBI of the same, as may be notified from time to time, in such form and such manner as may be specified by SEBI from time to time.

Further, upon becoming aware of an incident involving a leak or suspected leak of UPSI, the Company/Compliance Officer shall promptly inform SEBI of such leaks, inquiries and results of such inquiries.

D4. Protection against retaliation and victimization

Any employee who files a voluntary information disclosure form with SEBI under Chapter IIIA of the Regulations, will be protected against retaliation and victimization as required under the provisions of the said Regulations.

E. DEALING IN THE COMPANY’S SECURITIES BY “DESIGNATED PERSONS AND THEIR IMMEDIATE RELATIVES

E1. Trading Window Closure

1.
Trading in the Securities of the Company by “Designated Persons and their Immediate Relatives” is STRICTLY PROHIBITED when in possession of UPSI.

Even in a case where the Designated Persons and their Immediate Relatives are not in possession of UPSI, Trading in the Securities of the Company by “Designated Persons and their Immediate Relatives” is STRICTLY PROHIBITED during the period of a Closed Trading Window as mentioned under this Code or as determined by the Compliance Officer from time to time.

The Designated Persons and their Immediate Relatives shall be permitted to deal in the Securities of the Company only and only when the trading window is open by following the procedure envisaged in this Code.

Exception: The prohibition on Trading by Designated Persons and their Immediate Relatives during the period of a Closed Trading Window as mentioned in para 2 herein above shall not apply in respect of:

a.
transactions referred to in clauses (i) to (iv) and (vi) under para 1 of Section III(B2) herein and in respect of a pledge of shares for a bonafide purpose such as raising of funds, subject to pre-clearance by the Compliance Officer and compliance with the applicable regulations of SEBI.
b.
transactions which are undertaken in accordance with applicable regulations of SEBI, such as acquisition by conversion of warrants or debentures, subscribing to rights issue, further public issue, preferential allotment or tendering of shares in a buyback offer, open offer and delisting offer or transactions which are undertaken through such other mechanism as may be specified by SEBI from time to time.
2.
The purpose behind the “open trading window” period is to help establish a diligent effort to avoid any improper transaction.
3.
It should be noted, however, that even when the trading window is open, any Designated Person and his or her Immediate Relatives possessing UPSI concerning the Company shall not engage in any transactions in the Company’s Securities for at least 48 hours after the information becomes generally available, whether or not the Company has recommended a suspension of trading to that person.

E2. Procedure for dealing in the Company’s securities by “Designated Persons and their Immediate Relatives”

1.
These procedures are meant to put in place mechanisms, which would help in ensuring that no Insider Trading takes place. However, by themselves, they cannot guarantee the desired result unless every Designated Person and his or her Immediate Relative assumes total individual and personal responsibility to strictly comply with the Code as well as the Law on Insider Trading.
2.
Designated Persons and their Immediate Relatives who do not possess UPSI and who intend Dealing in the Securities of the Company which cumulatively and in the aggregate has a market value exceeding ₹10lacs when the trading window is open, shall be required to obtain pre-clearance of the transaction from the Compliance Officer by providing information in the format given below.
a.
Name, Designation of the Designated Person/Immediate Relative(s)
b.
Number of Securities proposed to be sold/traded/acquired
c.
Confirmation that he/she does not possess UPSI

d.
Any other details as may be sought by the Compliance Officer

In the event of Designated Persons and their Immediate Relatives getting possession of or receiving UPSI after the date of submitting the request for either sale or purchase but before the execution of the trade, such persons are required to inform the Compliance Officer of the change in this position and shall refrain from trading in the Securities of the Company till the time such information becomes generally available.

3.
i)The following are illustrative transactions which would require Pre-clearance of the Compliance Officer. Trading in the Securities of the Company when the trading window is open should not be considered a “safe harbor,” and Designated Persons and their Immediate Relatives should use good judgment at all times.
a)
Sale or other transfer (including gift, pledge or assignment) of securities including derivatives whether in a private transaction or in a broker’s open market transaction. Also includes ownership change from, say individual ownership to joint ownership, or transfer from record ownership to a bank or brokerage account (beneficial ownership).
b)
Intra-plan transfers into or out of stock awards within the Company’s deferred compensation plans.
c)
Sale of shares acquired upon exercise of a stock option (including “cashless exercise”, if permitted by applicable laws.)
d)
Acquisition of shares by off-market transaction/gift

However, the above restrictions shall not apply to a case where a sale has been made by the lender/ bank/ financial institution invoking the rights under the loan agreement pursuant to which securities have been pledged with such lender/ bank/ financial institution.

ii) In addition, the following actions are the Prohibited Actions: Internet message boards, chat rooms and discussion groups – In an effort to prevent unauthorized disclosure of information concerning the Company, Designated Persons and their Immediate Relatives are prohibited from posting or responding to any posting located on/in Internet message boards, chat rooms, WhatsApp, discussion groups, and other publicly accessible social media forums/messaging platforms. Violations of this policy can lead to disciplinary action up to, and including, termination of employment.

4.
Occasions may arise when Insiders covered by this policy become aware prior to the end of a quarter that earnings for that quarter are likely to exceed, or fall below, market expectations to an extent that is material. In such a case, those Insiders should refrain from trading even prior to the normal commencement of the quarterly Closed Trading Window.
5.
The Compliance Officer may consider and pre-clear the transaction subject to it being reasonably satisfied that the transaction does not constitute Insider Trading and subject further to such conditions as may be deemed necessary from time to time which conditions must include the following;
a)
That the Designated Person or his/her Immediate Relative who has submitted a request for pre-clearance is not in possession of any UPSI.
b)
The pre-cleared transaction shall be executed by the Designated Person or his/her Immediate Relative within seven trading days from the date of pre-clearance by the Compliance Officer, failing which fresh pre-clearance would be needed for the trades to be executed. For abundant clarity, Designated Person or his/her Immediate Relative is advised to execute the trade as soon as practically possible even though a maximum limit of seven trading days is provided.
c)
Designated Persons and their Immediate Relatives will be prohibited from entering into transaction in derivatives like futures, options, etc. in shares of Wipro Limited. As a result, Designated Persons and their Immediate Relatives will not be permitted to avail of cash less system of stock options exercise using futures.
d)
With respect to Securities of the Company, no transaction can be taken in the reverse direction for six months. For example, if Company’s Securities are bought then no sale of Company’s Securities can take place for the next six months (but purchase can continue to take place during the next six months when the trading window is open); similarly if a sale of Company’s Securities happen first then in the next six months from the date of such sale, no purchase of Company’s Securities shall take place (though sale can continue to take place during the next six months when the trading window is open)- to sum up - within a gap of six months no transaction in Company’s Securities can take place in the reverse direction of the previous sale/ buy transaction of Company’s Securities. However, this restriction shall not apply to ESOP/ RSU exercise.

6.
The Insider Trading Compliance Committee may also make all Insiders subject to certain additional restrictions on transactions known as “shorts wing transactions”. The Compliance Officer will notify all concerned if and when these restrictions become applicable and will provide separate memoranda and other appropriate materials regarding compliance with these restrictions. The practical effect of these additional restrictions is that Insiders who purchase and sell the Company’s Securities within a six-month period may be required to disgorge all profits to the Company whether or not they had knowledge of any UPSI. Subject to certain conditions being met, these restrictions would not apply to:
a)
The receipt of an option under the Company’s stock option plans, nor the exercise of that option; nor
b)
The receipt of shares of the Company from Wipro Equity Reward Trust (WERT) pursuant to exercise of stock options or as a grant
7.
Application of Closed Trading Window policy to Transactions associated with Stock Option exercises

Whether option exercises and associated transactions are subject to the Closed Trading Window depends on the nature of the exercise transaction and, in particular whether there is an associated sale as explained in the following paragraphs.

a)
If a Designated Person simply exercises his or her vested stock option, he or she need not observe the Closed Trading Window Restrictions. However, the Designated Person needs to observe the Closed Trading Window restrictions as regards sale of such shares acquired upon exercise of stock option.
b)
If a Designated Person exercises his or her vested stock option through a broker’s cashless exercise procedure (which involves a market sale by the broker), or otherwise makes a contemporaneous sale of the shares the Designated Person acquires on exercise, the Designated Person shall observe the restrictions as regards sale of such shares acquired on exercise during a Closed Trading Window just as they would for an ordinary market transaction.
c)
If a Designated Person elects to fund any tax withholding obligations or to repay a loan related to the exercise of an option by instructing his broker to sell shares deliverable under the option or by selling shares the Designated Person already owns, the restrictions shall apply.

F. DISCLOSURES OF TRADING

Initial Disclosure:

a)
Every Promoter, Key Managerial Personnel and Director of the Company shall disclose his or her holding of securities of the Company as on May 15, 2015 to the Company within thirty days in Form A as prescribed under the Regulations.
b)
Every person on appointment as a Key Managerial Personnel or a Director of the Company or upon becoming a promoter shall disclose his or her holding of securities of the Company as on the date of appointment or becoming a promoter, to the Company within seven days of such appointment or becoming a promoter, as per Form B as prescribed under the Regulations.

Continual Disclosures:

a)
Every Promoter, Designated Person and Director of the Company, shall disclose to the Company the number of such securities acquired or disposed of within two trading days of such transaction if the value of the securities traded, whether in one transaction or a series of transactions over any calendar quarter, aggregates to a traded value in excess of ten lakh rupees, in such form and such manner as may be specified by SEBI from time to time.
b)
Off-market inter-se transfers by Insiders, shall be reported to the Company within two working days.
c)
The filing of continual disclosures by the Company with the stock exchanges as required under Regulation 7(2) (b) of the Regulations is no longer mandatory for Promoter, member of the Promoter Group, Designated Person, Director of the Company whose details such as name and PAN are updated in the Depository System for the purpose of system driven disclosure.
d)
Company shall notify the particulars of such trading in (a) and (b) above, to the applicable extent, to the stock exchanges within two trading days of receipt of the disclosure or from becoming aware of such information.

Disclosure by other Connected Persons:

The Compliance Officer under this Code may require any other Connected Person or class of Connected Persons to make disclosures of holdings and trading in securities of the Company as may be determined by the Company in order to monitor compliance with the Regulations.

G. DISCLOSURE BY DESIGNATED PERSONS

Designated Persons shall disclose their names and Permanent Account Number, or any other identifier authorized by law of the following persons to the Company annually and as and when the information changes;

a)
Immediate Relatives
b)
Persons with whom such Designated Person(s)shares a Material Financial Relationship
c)
Phone and mobile numbers used by them

Also, the Designated Persons shall disclose the names of educational institutions from which they have graduated and names of their past employers on a one-time basis.

H. CERTAIN EXCEPTIONS TO THE CODE

For purposes of this Code, the Company considers that the exercise of stock options or awards made by the Wipro Equity Reward Trust (but not the sale of any such shares) is exempt from this Code, since the other party to the transaction is the Company itself or the Trust and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

I. APPLICABILITY OF CODE TO INSIDE INFORMATION REGARDING OTHER COMPANIES

This Code also applies to UPSI relating to other companies, including the customers, vendors or suppliers (“Business Partners” and/or “Channel Partners”), and companies competing with the Company in large/material deals and/or strategic partnerships, and/or mergers and acquisition transactions of the Company, its subsidiaries and associate companies, when that information is obtained in the course of employment or business.

All Insiders should treat UPSI about the Company’s Business Partners and/or Channel Partners and companies competing with the Company with the same care required with respect to information related directly to the Company.

J. INQUIRIES REGARDING THE CODE

Please direct your questions as to any of the matters discussed in this Code to the Chief Financial Officer or to the Secretarial team of the Company, and they can be reached at corp-secretarial@wipro.com.

J. DOCUMENT HISTORY

1.
First amendment October2006
2.
Second amendment January 2007
3.
Third amendment July 2009
4.
Fourth amendment April 2012
5.
Fifth amendment May 2015
6.
Sixth amendment March 2019
7.
Seventh amendment October 2019
8.
Eighth amendment July 2020
9.
Nineth amendment October 2021
10.
Tenth amendment September 2023

ANNEXURE A

DEFINITIONS RELEVANT TO THE CODE

1.
“Act” means the Securities and Exchange Board of India Act, 1992 (15 of 1992);
2.
“Associate Company” means any Company in which Wipro Limited or any of its subsidiaries or Companies under the same management as Wipro, has a control of at least 25% of total share capital, or of business decisions under an agreement.
3.
“Compliance Officer” means any senior officer, designated so and reporting to the board of directors or head of the organization in case board is not there, who is financially literate and is capable of appreciating requirements for legal and regulatory compliance under these regulations and who shall be responsible for compliance of policies, procedures, maintenance of records, monitoring adherence to the rules for the preservation of unpublished price sensitive information, monitoring of trades and the implementation of the codes specified in these regulations under the overall supervision of the board of directors of the listed Company or the head of an organization, as the case may be;
4.
"Connected Person" means:
a.
any person who is or has during the six months prior to the concerned act been associated with a Company, directly or indirectly, in any capacity including by reason of frequent communication with its officers or by being in any contractual, fiduciary or employment relationship or by being a director, officer or an employee of the Company or holds any position including a professional or business relationship between himself and the Company whether temporary or permanent, that allows such person, directly or indirectly, access to unpublished price sensitive information or is reasonably expected to allow such access.
b.
Without prejudice to the generality of the foregoing, the persons falling within the following categories shall be deemed to be connected persons unless the contrary is established:
i.
An immediate relative of connected persons specified in clause (i); or
ii.
A holding Company or associate Company or subsidiary Company; or
iii.
An intermediary as specified in section 12 of the Act or an employee or director thereof; or
iv.
An investment Company, trustee Company, asset management Company or an employee or director thereof; or
v.
An official of a stock exchange or of clearinghouse or corporation; or
vi.
A member of board of trustees of a mutual fund or a member of the board of directors of the asset management Company of a mutual fund or is an employee thereof; or
vii.
A member of the board of directors or an employee, of a public financial institution as defined in section 2 (72) of the Companies Act, 2013; or
viii.
An official or an employee of a self-regulatory organization recognized or authorized by the Board; or
ix.
A banker of the Company; or
x.
A concern, firm, trust, Hindu undivided family, Company or association of persons wherein a director of a Company or his immediate relative or banker of the Company, has more than ten per cent of the holding or interest.

5.
“Closed Trading Window” means each of the following periods;

i. Commencing with the sixteenth (16th) day prior to the last day of any financial period and ending with 48 hours after the disclosure of such financial results or any other period as determined by the Insider Trading Compliance Committee from time to time but at least from the end of any financial period till 48 hours after the disclosure of such financial results;

ii. Commencing from the date when the stock exchanges are communicated that the Board of Directors of the Company will be considering declaration of final or interim dividend, issue of rights or bonus issue, buy back, public issue, convertible debentures, etc. and ending 48 hours from the date of making public the said decision of the Board;

iii. As may be specifically notified by the Compliance Officer from time to time.

6.
“Confidential Information” includes, but is not limited to client lists, vendor lists, client agreements, vendor agreements, trade secrets and inventions, drawings, file data, documentation, diagrams and specifications, know-how, processes, formulas, models, flow charts, software completed or in various stages of development, source codes, object codes, research and development procedures and test results, marketing techniques, materials and development plans, price lists, pricing policies, business plans, sales forecasts, personnel information (including the identity of other employees, their responsibilities, competence and abilities, and compensation); information on customers or their employees; financial information and projections, information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major properties, whether in machine readable form or in any other form.
7.
“Designated Persons” means the persons so designated by the board of directors in consultation with the Compliance Officer to be covered by the Code on the basis of their role and function in the organization and the access that such role and function would provide to UPSI in addition to seniority and professional designation and shall include:
i.
Directors of the Company, their confidential/executive/private secretaries and their Immediate Relatives;
ii.
All direct reports of Chairman and Managing Director of the Company and their Immediate Relatives;
iii.
Employees of the Company designated on the basis of their functional role or access to UPSI in the Company;
iv.
Employees of material subsidiaries of the Company designated on the basis of their functional role or access to UPSI in the Company;
v.
All promoters of the Company;
vi.
Chief Executive Officer and employees up to two levels below Chief Executive Officer of the Company;
vii.
Chief Executive Officer and employees up to two levels below Chief Executive Officer of the material subsidiaries of the Company irrespective of their functional role in the company or ability to have access to UPSI;
viii.
Any support staff of the Company, such as IT staff or secretarial staff who have access to UPSI.
8.
“Financially Literate” means the ability to read and understand basic financial statements i.e. balance sheet, profit and loss account and statement of cash flows.
9.
"Generally Available Information" means information that is accessible to the public on a non-discriminatory basis;
10.
“Immediate Relative” means a spouse of a person, and includes parent, sibling, and child of such person or of the spouse, any of whom is either dependent financially on such person, or consults such person in taking decisions relating to trading in securities;
11.
"Insider" means any person who is:
a.
A connected person; or
b.
In possession of or having access to unpublished price sensitive information; or
c.
Any person in receipt of UPSI pursuant to a “legitimate purpose”;

12.
“Material Financial Relationship” shall mean a relationship in which one person is a recipient of any kind of payment such as by way of a loan or gift from a Designated Person during the immediately preceding twelve months, equivalent to at least 25% of the annual income of such Designated Person but shall exclude relationships in which the payment is based on arm’s length transactions.
13.
"Promoter" shall have the meaning assigned to it under the Securities and Exchange Board of India (Issue of Capital and Disclosure Requirements) Regulations, 2018 or any modification thereof;
14.
"Securities" shall have the meaning assigned to it under the Securities Contracts (Regulation) Act, 1956 (42 of 1956) or any modification thereof except units of a mutual fund;
15.
“Takeover Regulations” means the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011 and any amendments thereto;
16.
"Trading" means and includes subscribing, buying, selling, dealing, or agreeing to subscribe, buy, sell, deal in any securities, and "trade" shall be construed accordingly;
17.
“Trading Day” means a day on which the recognized stock exchanges are open for trading;
18.
"Unpublished Price Sensitive Information" means any information, relating to a Company or its securities, directly or indirectly, that is not generally available which upon becoming generally available, is likely to materially affect the price of the securities and shall, ordinarily including but not restricted to, information relating to the following: –
a.
Financial results;
b.
Dividends;
c.
Change in capital structure;

d.
Mergers, de-mergers, acquisitions, delisting, disposals and expansion of business and such other transactions;
e.
Changes in key managerial personnel
f.
Large/Material deals or strategic partnerships as per Company’s disclosure policy

Further, Unpublished Price Sensitive Information, shall also include the information, obtained in the course of employment or business, that is not generally available which upon becoming generally available (including large deals, mergers and acquisition transactions), is likely to materially affect the price of the securities of the Business Partners and/or Channel Partners and companies competing with the Company.

(2) Words and expressions used and not defined in these regulations but defined in the Securities and Exchange Board of India Act, 1992 (15 of 1992), the Securities Contracts (Regulation) Act, 1956 (42 of 1956), the Depositories Act, 1996 (22 of 1996) or the Companies Act, 2013 (18 of 2013) and rules and regulations made thereunder shall have the meanings respectively assigned to them in those legislation.

ANNEXURE B

WIPRO’S CODE OF PRACTICES AND PROCEDURES FOR FAIR DISCLOSURE OF UPSI

(This code is being adopted in satisfaction of Regulation 8 (1) of the SEBI (Prohibition of Insider Trading) Regulations, 2015)

A. OBJECTIVE OF THE CODE

The objective of this code is for fair and prompt public disclosure of UPSI by Wipro Limited, (hereinafter referred to as the “Company”) its subsidiaries and associates. Regulation Fair Disclosure Rules released by U.S. Securities and Exchange Commission prohibits listed companies from selectively disclosing material non-public information to certain investors or securities professionals without broad prior public disclosure.

B. UNIFORM AND UNIVERSAL DISSEMINATION OF UPSI

The Company has adopted a Disclosure Policy in line with Regulation 30 of SEBI (Listing Obligations and Disclosure Requirements) Regulations, 2015 as amended. The Disclosure Policy defines Material Event and Material Information. Prompt public disclosure of UPSI shall be done no sooner than credible and concrete information comes into being in order to make such information generally available.

Material Events mean events that a reasonable stakeholder dealing with the Company would consider important in deciding to engage and deal with the Company, its services and in its securities. Whether any particular information could be considered Material by a reasonable stakeholder depends on specific circumstances existing at a particular point of time.

Material Information- Material Information shall mean Material Events meeting the requirements of the Disclosure Policy.

When a Material event or Material Information triggers disclosure, the Company shall promptly furnish the Material Information to all stock exchanges where its Securities are listed. Information published on the website of a stock exchange, would ordinarily be considered generally available information.

The information released by the Company to the stock exchanges may also be released to the press for wider circulation. The information released by the Company to the stock exchanges may also be hosted on the Company website www.wipro.com for wider circulation.

C. INTERACTIONS WITH ANALYSTS, INVESTORS AND RESEARCH PERSONNEL

The Company shall ensure that the following guidelines are followed while dealing with analysts and institutional investors.

In order to maintain a transparent and effective two-way communication between a Company, the financial community, the Management shall interact with equity research analysts, investors and other members of the investing community from time to time.

During these interactions, the Company will ensure that no UPSI is disclosed selectively to any one or group of research analysts or investors, to the disadvantage of other stakeholders. In structured communication events, the Company may make arrangements to ensure that the interactions at the event are available to the public simultaneously. This simultaneous access may be achieved by making arrangements for simultaneous audio broadcast of such interaction/ calls over the phone or internet or suitable media with due notice of such interaction. Recording of the proceedings in suitable media will be made available on the official website for a period of 5 years.

Handling of unanticipated questions

The Company shall promptly and carefully deal with analysts’ questions that raise material issues outside the intended scope of discussion. Unanticipated questions may be taken on notice and a considered response given later. If the answer includes UPSI, a public announcement shall be made before responding.

Medium of disclosure/dissemination

Disclosure and dissemination of information may be done through various media so as to achieve maximum reach and quick dissemination. All disclosures to the stock exchanges must be made promptly.

Company’s website

The Company’s website (www.wipro.com) may provide a means of giving a direct access to analyst briefing material, significant background information and questions and answers.

D. PROMPT DISSEMINATION OF UPSI THAT IS DISCLOSED ELECTIVELY

In the event of selective disclosure of UPSI, inadvertently or otherwise the Company shall respond promptly to ensure prompt dissemination of the UPSI as per clause B above.

The Compliance Officer and or Chief Investor Relations Officer shall respond promptly and fairly upon learning of the selective disclosure. In this context, rumors or media speculation (including quotes of unnamed persons) shall not be considered as selective disclosure.

Exception: Sharing of UPSI by an Insider to any person including other Insiders in furtherance of legitimate purposes, performance of duties or discharge of legal obligations.

E. RESONSE TO REGULATORY AUTHORITIES

The Company shall respond appropriately and fairly to queries on news reports and requests for verification of market rumours by regulatory authorities. The Company will endeavor to respond promptly to such requests.

F. OVERSEEING AND COORDINATING DISCLOSURE

The prime responsibility for overseeing and disclosure in the Company shall be on the Compliance Officer designated under Wipro’s Code of Conduct to Regulate, Monitor and Report Trading by Designated Persons and their Immediate Relatives.

The Compliance Officer shall be responsible for;

a.
Complying with continuous disclosure requirements;
b.
Overseeing and coordinating disclosure of UPSI to stock exchanges, analysts, Shareholders and media;
c.
Educating staff on disclosure policies and procedure.

The Compliance Officer shall approve the disclosure of the information in advance.

Chief Investor Relations Officer or the Company Secretary is designated to deal with dissemination of information and disclosure of UPSI.

The information filed by Company with stock exchanges under a continuous disclosure requirement may be made available on the Company’s website.

G. RESPONDING TO MARKET RUMOURS

All the stock exchanges where the Securities of the Company are listed are required to be informed well in advance the name and address of the Compliance Officer to whom the exchanges may refer any market rumours for verification.

Such a communication to the stock exchanges may include fax number, telephone number and email id of the Compliance Officer.

On receipt of requests from any of the stock exchanges for verification of market rumours, the Compliance Officer shall ascertain the factual position and thereafter appropriately and fairly respond to such queries or requests.

At the time of making such response, the Compliance Officer may decide as to whether a public announcement is necessary for verifying or denying rumours and then make the disclosure.

H. POLICY ON HANDLING OF UPSI AND DETERMINATION OF "LEGITIMATE PURPOSES"

The Company will handle all UPSI on a need-to-know basis and no UPSI shall be communicated to any person except in furtherance of legitimate purposes, performance of duties or discharge of legal obligations.

“Legitimate purpose” shall ordinarily include sharing of any UPSI relating to the Company with any person including other Insiders in the ordinary course of business or for genuine business situations, to perform their duties and discharge their legal obligations.

For the purpose of illustration, the term “legitimate purpose” shall include sharing of UPSI in the ordinary course of business by an Insider with partners, collaborators, lenders, customers, suppliers, merchant bankers, legal advisors, auditors, insolvency professionals or other advisors or consultants, provided that such sharing has not been carried out to evade or circumvent the prohibitions of the Regulations.

Any person in receipt of UPSI pursuant to a “legitimate purpose” shall be considered an “Insider” and due notice shall be given to such persons to maintain confidentiality of such UPSI in compliance under the Regulations.

As a general principle, sharing of information for any event or transaction that qualifies as UPSI under the Regulations will qualify as a “Legitimate purpose”. Given below is an indicative list of transactions that will qualify as a “Legitimate purpose”:

a)
Preparation and declaration of financial results or financial statements
b)
Corporate Actions such as dividend, bonus issue, rights issue, buyback, etc.
c)
Mergers, de-mergers, acquisitions, delisting, disposals and expansion of business and such other transactions
d)
Changes in Key Managerial Personnel

Additionally, the Compliance Officer may from time to time determine and identify any other information, transaction or event to qualify as a “Legitimate purpose” for the purposes of the Regulations.

DEFINITIONS RELEVANT TO THE CODE

a)
“Compliance Officer” means any senior officer, designated so and reporting to the board of directors or head of the organization in case board is not there, who is financially literate and is capable of appreciating requirements for legal and regulatory compliance under these regulations and who shall be responsible for compliance of policies, procedures, maintenance of records, monitoring adherence to the rules for the preservation of unpublished price sensitive information, monitoring of trades and the implementation of the codes specified in these regulations under the overall supervision of the board of directors of the listed Company or the head of an organization, as the case may be;
b)
"Unpublished Price Sensitive Information" means any information, relating to a Company or its securities, directly or indirectly, that is not generally available which upon becoming generally available, is likely to materially affect the price of the securities and shall, ordinarily including but not restricted to, information relating to the following: –
a.
Financial results;
b.
Dividends;
c.
Change in capital structure;
d.
Mergers,de-mergers, acquisitions, delisting, disposals and expansion of business and such other transactions;
e.
Changes in key managerial personnel;
c)
“Chief Investor Relations Officer” or “Company Secretary” is an Officer who is designated to deal with dissemination of information and disclosure of UPSI.
d)
“Financially Literate” means the ability to read and understand basic financial statements i.e. balance sheet, profit and loss account and statement of cash flows.

ANNEXURE C

WIPRO’S CONFIDENTIALITY POLICY ON HANDLING UNPUBLISHED PRICE SENSTIVE INFORMATION (UPSI)

This Policy applies to every director / employee of Wipro Limited and its subsidiaries, affiliates, sister concerns, associates and channel partners (hereinafter “WIPRO”) and is in addition to the obligations set out in Wipro’s Confidentiality Policy which can be found on mywipro>MY POLICIES>MY INFORMATION SOURCE

The importance of this Policy can be seen from the following:

a)
“Spirit of Wipro” requires us to ensure “Integrity” in all aspects of our functioning and business / personal conduct.
b)
Failure to comply with this Policy could give rise to disciplinary action and / or termination of your employment and / or legal action by WIPRO (including claims for compensatory damages and the seeking of injunctive relief). WIPRO reserves the right to take legal action against you in the event you breach this Policy after you cease to be an employee with WIPRO.
c)
Non-adherence with certain aspects of this Policy could also constitute a violation of the SEBI (Prohibition of Insider Trading) Regulations, 2015 and could result in criminal prosecution.
d)
Certain aspects of this Policy would also apply to people “connected” to you – which would include your relatives and friends. Any personal benefit that they may get as a result of the violation of this Policy could result in you and such “connected” persons being prosecuted under the SEBI (Prohibition of Insider Trading) Regulations. 2015.

Your Responsibility

You are required to maintain as secret and confidential all UPSI. Therefore, during your employment with WIPRO and for a period not less than six months after the termination of your employment with Wipro (irrespective of the circumstances of, or the reasons for, the termination), you are required NOT TO disclose, procure or allow access to any UPSI to and/or from others.

In case of any violation of this Policy or any doubt in relation to this Policy, discuss the matter with the Compliance Officer.

Guidelines for Preservation of UPSI

The Company as well as all Insiders must strictly comply with the following policies for preservation of unpublished price sensitive information;

1.
All Insiders shall maintain the confidentiality of all UPSI.
2.
All Insiders shall not pass any UPSI to any person, directly or indirectly by way of making a recommendation for purchase or sale of the Securities.
3.
UPSI shall be handled only on a “need to know” basis.
4.
Insiders shall not communicate, provide or allow access to UPSI to any person including other Insiders except in furtherance of legitimate purposes, performance of duties and discharge of legal obligations.
5.
UPSI shall be disclosed only to those within the Company whose possession of such information will not give rise to a conflict of interest or appeared of misuse of information.
6.
Any UPSI directly received by an Insider who is not an intended recipient of such information, shall immediately report the same to the Function Head and Compliance Officer.
7.
Files containing confidential information shall be kept secure.
8.
All computer files must have adequate security of ‘login’ and ‘password’, ‘disclaimers’, ‘warning’ etc.
9.
Dedicated printers shall be used to print documents that contain UPSI and ensure not to leave print outs unattended.

ANNEXURE D

WIPRO LIMITED

POLICY AND PROCEDURE FOR INQUIRY INTO LEAK OR SUSPECTED LEAK OF UNPUBLISHED PRICE SENSITIVE INFORMATION

A. OBJECTIVE AND PURPOSE

Wipro Limited (“Company”) has formulated a code of conduct to regulate, monitor and report trading by designated persons and their immediate relatives (“Code”). The Code also lays down restrictions on communication or procurement of UPSI.

Securities and Exchange Board of India (Prohibition of Insider Trading) Regulations, 2015, as amended (“Regulations”) requires listed companies to formulate written policies and procedures for inquiry in case of leak or suspected leak of UPSI.

This policy captures the framework for the Company to inquire and take appropriate actions in the event of it becoming aware of a leak or suspected leak of UPSI and shall be read in conjunction with the Code.

Unless otherwise defined, all capitalized terms used herein shall have the meanings ascribed to them under the Code.

B. CONFIDENTIALITY OF UPSI

An insider is restricted from communicating or procuring any UPSI to or from any person except where such communication is in furtherance of legitimate purposes, performance of duties or discharge of legal obligations.

The Company as well as Insiders must strictly comply with the following policies for preservation of UPSI:

a.
All UPSI shall be handled strictly on a “need to know basis”. Confidentiality of UPSI must be maintained under all circumstances.
b.
All UPSI holders who possess UPSI need to clearly understand their personal obligations to protect the confidentiality of Company information and the consequences of its unauthorized use.
c.
UPSI shall not be shared or discussed with anyone including any relatives, friends, securities analysts, investors, outsiders or ex-colleagues, directly or indirectly through any means.
d.
Sharing of UPSI through social media platforms, internet platforms and chat applications like WhatsApp or through any other such means is prohibited.
e.
UPSI stored in digital form must be password protected, should not be stored over internet or public online storage spaces, and should be communicated only through official channels.
f.
Insiders shall carefully handle UPSI documents while in public places.

C. INCIDENT AWARENESS AND RESPONSE

Any unauthorized access or sharing of price sensitive information prohibited by law or the Company’s policies may result in leak of UPSI.

Designated Persons and other Insiders are expected to report to the Compliance Officer if they come to know of any incident involving leak or suspected leak of UPSI. In case of any inadvertent disclosure of UPSI by an UPSI holder to any non UPSI holder, it shall immediately be brought to the notice of the function head who will in turn notify the Compliance Officer.

The Company may become aware of an incident involving leak or suspected leak of UPSI either suo motu or through its Ombuds process or through any other mode. Upon becoming aware, it shall be the duty of the Compliance Officer to bring the same to the immediate notice of the Insider Trading Compliance Committee.

Within 7 days of being notified of the incident, the Insider Trading Compliance Committee shall set up a committee (“Inquiry Committee”) to inquire into the incident and submit its report. The Inquiry Committee shall consist of such employees as the Insider Trading Compliance Committee deems fit.

D. INQUIRY PROCESS

The Inquiry Committee shall, having due regard to the circumstances, inquire into the incident to ascertain the source or cause of leak or suspected leak, the persons involved, and necessary corrective steps to be taken to mitigate the associated risks.

The Inquiry Committee may formulate its own procedures and may take one or more of the following actions in connection with the inquiry:

a.
Determine scope of inquiry, which shall include ascertaining the role of persons involved in the preparation, review, consolidation, reporting and dissemination of information in relation to the leak or suspected leak of UPSI.
b.
Appoint third party advisors, law firms, forensic experts, independent auditors, etc. to assist with the inquiry into the incident, as may be required.
c.
Interview employees and other persons in connection with the incident and record their statements in writing.
d.
Gather necessary evidence from the Company’s laptops, hard disks, emails, etc. and carry out necessary examinations of the same to ascertain source of leak or suspected leak.
e.
Seek co-operation of intermediaries and fiduciaries in connection with the inquiry.
f.
Identify and address process gaps, if any, and suggest measures to further secure the UPSI.

The Inquiry Committee shall complete the inquiry within3 months of its constitution or such further period as the Insider Trading Compliance Committee may decide. Upon completion of inquiry, the Inquiry Committee shall submit its findings and recommendations to the Insider Trading Compliance Committee in writing.

E. OUTCOME OF INQUIRY

The Insider Trading Compliance Committee may, based on the findings and recommendations of the Inquiry Committee, decide appropriate course of action in connection with the incident. Without prejudice to the generality of the aforesaid powers, such actions may include one or more of the following:

a.
Stipulating sanctions and disciplinary actions against concerned employees like wage freeze, suspension, termination of employment, ineligibility for future stock options, etc.
b.
Terminating contract/engagement with any external agency, vendor or third party involved in the incident, and debarring such entity and/or its promoters from future engagements with Wipro.
c.
Taking steps or actions, including any civil or criminal action, in accordance with applicable law.

F. REPORTING TO AUDIT COMMITTEE

Upon becoming aware of an incident involving leak or suspected leak of UPSI, the Compliance Officer shall inform the Audit Committee. Further, the Compliance Officer shall also share periodic updates with the Audit Committee until closure of the inquiry and completion of necessary remedial measures.

G. CONFIDENTIALITY

Any information about the incident, including identity of persons involved, inquiry, findings, actions taken, etc., shall be confidential and persons associated with the inquiry shall maintain complete confidentiality of the same.

H. REPORTING TO SEBI

Upon becoming aware of any incident involving leak or suspected leak of UPSI, the Compliance Officer shall promptly inform SEBI of such leaks, inquiries and results of such inquiries as required under the Regulations.

I. LIABILITY UNDER LAW

Any action(s) taken by the Company in connection with an inquiry shall be without prejudice to any other action that the Company or any other aggrieved third party may take in accordance with law. Further, SEBI or any other regulatory agency may also take necessary actions under law to proceed against the persons who have violated the law.